Exhibit 10.2
GOODRICH CORPORATION
SAVINGS BENEFIT RESTORATION PLAN
As Amended and Restated Generally Effective January 1, 2005
INTRODUCTION
The purpose of this Plan is to provide supplemental savings plan benefits to certain employees who are or were participants in the Goodrich Corporation Employees’ Savings Plan. The supplemental savings plan benefits provided by this Plan are intended to provide covered employees with savings plan benefits that, in the aggregate, will be equal to the savings plan benefits the employees would receive under the Goodrich Corporation Employees’ Savings Plan if such plan was not subject to certain Internal Revenue Code limitations applicable to qualified retirement plan benefits.
This Plan, currently known as the Goodrich Corporation Savings Benefit Restoration Plan, is hereby amended and restated generally effective January 1, 2005 as set forth herein to reflect, among other things, the requirements of the American Jobs Creation Act of 2004. This restatement of the Plan reflects all prior amendments to the Plan and also reflects the fact that the provisions of the Goodrich Corporation Pension Benefit Restoration Plan are contained in a separate document.
ARTICLE I. DEFINITIONS
1.1
“Affiliate” means a corporation which is a member of a controlled group of corporations, as such term is defined in Code Section 1563(a), which includes the Company, or is a corporation, partnership, sole proprietorship, affiliated service group, or other business entity that is under common control with the Company (as determined in accordance with the definition of such terms contained in Code Section 414(b), (c), (m) or (o)), but with respect only to periods of time during which such controlled group status or common control status exists.

1.2	“Base Salary” means the annual base salary earned by the Eligible Employee for the Plan Year. Base Salary shall not include Incentive Compensation.
1.3
“Beneficiary” means the person or persons designated, on a form prescribed by the Company, by an Eligible Employee to be his or her Beneficiary to whom payment under the Plan shall be made in the event of the Eligible Employee’s death. If an Eligible Employee fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked without execution of a new designation, or if every person designated as Beneficiary predeceases the Eligible Employee or dies prior to complete distribution of the Eligible Employee’s benefits, then the Committee shall direct the distribution of such benefits to the Eligible Employee’s estate.

1.4
“Book Account” means the account for each Eligible Employee established on the books of the Company. To the extent relevant with respect to an Eligible Employee, the Eligible Employee’s overall Book Account shall include the Eligible Employee’s Post-2004 Subaccount and Pre-2005 Subaccount.

1.5	“Change in Control” means a change in control of the Company, as defined in the Goodrich Corporation Management Continuity Agreement, as it may be amended from time to time.
Effective for Plan Years beginning after December 31, 2004, a Change in Control means:
(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (other than by exercise of a conversion privilege), (2) any acquisition by the Company or any of its subsidiaries, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (4) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(b)
Individuals who, as of the effective date of the amended and restated Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c)
Consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(d)
Consummation of (1) a complete liquidation or dissolution of the Company or (2) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

1.6
“Code” means the Internal Revenue Code of 1986. References to any Section of the Code shall be deemed to refer to such Section as it currently exists or as it may be amended from time to time and shall be read to refer also to any Treasury Regulations promulgated under such Section.

1.7	“Committee” means the Goodrich Corporation Benefit Design and Administration Committee, or any designated group with similar responsibilities.

1.8	“Compensation” means an Eligible Employee’s compensation from the Company and its Affiliates for any Plan Year. Compensation shall include Base Salary and Incentive Compensation.
1.9	“Company” means Goodrich Corporation.
1.10
“Eligible Employee” means an individual (a) who is or was an employee of the Company or any Affiliate, (b) who is or was a participant in the Goodrich Savings Plan, and (c) who is or has been designated as an Eligible Employee by the Committee.

1.11	“Goodrich Savings Plan” means the Goodrich Corporation Employees’ Savings Plan, as it may be amended from time to time, and its predecessors and successors.
1.12
“Incentive Compensation” means incentive compensation paid to an Eligible Employee by the Company and its Affiliates for a Plan Year based on an Eligible Employee’s performance. For Plan Years beginning after December 31, 2004, Incentive Compensation means performance based compensation (as defined in Code Section 409A) paid to an Eligible Employee by the Company and its Affiliates for a Plan Year.

1.13
“IRS Limits” means the limitations on qualified retirement plan benefits contained in the Code, including Code Sections 401(a)(17), 401(k), 402(g), and 415, as amended from time to time. The Committee, in its sole discretion may authorize the inclusion of additional Code Sections for purposes of this Plan.

1.14
“Key Executive” means an Eligible Employee who entered into an individual deferred compensation agreement with the Company and who was given the opportunity to transfer the entire amount deferred to this Plan.

1.15	“Make-Up Contributions” means the amounts credited to an Eligible Employee’s Book Account pursuant to Section 2.5.
1.16	“Plan” means this Goodrich Corporation Savings Benefit Restoration Plan, as in effect at any time.
1.17 “Plan Year” means the calendar year.
1.18
“Post-2004 Subaccount” means the subaccount kept as part of a Book Account to record the crediting of the deferral of an Eligible Employee’s Compensation and the crediting of Make-Up Contributions after December 31, 2004, together with any earnings or losses thereon through the date of distribution from the Plan.

1.19
“Pre-2005 Subaccount” means the subaccount kept as part of a Book Account to record the crediting of the deferral of an Eligible Employee’s Compensation and the crediting of Make-Up Contributions prior to January 1, 2005, together with any earnings or losses thereon through the date of distribution from the Plan.

1.20
“Salary Reduction Agreement” means an agreement, on a form prescribed by the Company, between an Eligible Employee and the Company to reduce the Eligible Employee’s Compensation and to credit the amount reduced to either the Eligible Employee’s Pre-2005 Subaccount or Post-2004 Subaccount, as applicable, under this Plan. For Plan Years beginning on or after January 1, 2006, Salary Reduction Agreement means, on a form prescribed by the Company, an agreement between an Eligible Employee and the Company to reduce the Eligible Employee’s Base Salary or Incentive Compensation and to credit the amount reduced to the Eligible Employee’s Post-2004 Subaccount under this Plan.

1.21	“Specified Employee” means an employee of the Company or an Affiliate who is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) .
1.22
“Termination Date” means the date on which an Eligible Employee terminates employment or incurs a separation from service with the Company and its Affiliates, or if earlier, the date an Eligible Employee begins receiving long-term disability benefits under a long-term disability plan sponsored by the Company. For Plan Years beginning after December 31, 2004, separation from service means the termination of employment with the Company and its Affiliates as defined in Code Section 409A.

1.23	“Vesting Service” means vesting service as defined in the Goodrich Savings Plan.
ARTICLE II. PARTICIPATION AND PLAN CONTRIBUTIONS
2.1	An employee shall commence participation in the Plan effective as of the January 1 next following the date the employee becomes an Eligible Employee.
Notwithstanding the preceding paragraph, the Committee, in its sole discretion, may permit an employee who first becomes an Eligible Employee after December 31, 2004, to elect to become a participant no later than 30 days after becoming an Eligible Employee by executing a Salary Reduction Agreement to defer Compensation for services to be performed subsequent to the election.
2.2
An Eligible Employee may elect to reduce his or her Compensation, Base Salary, or Incentive Compensation, as applicable, and have the Company credit the amount reduced to either the Eligible Employee’s Pre-2005 Subaccount or Post-2004 Subaccount, as applicable, under this Plan. Prior to the beginning of each Plan Year, each Eligible Employee who wishes to participate in the Plan for the following Plan Year shall execute an irrevocable Salary Reduction Agreement. Salary Reduction Agreements shall remain in effect for the entire subsequent Plan Year and may not be modified or revoked by the Eligible Employee during such Plan Year. If an Eligible Employee who is contributing to this Plan does not submit a new Salary Reduction Agreement prior to the beginning of a subsequent Plan Year, the Eligible Employee’s prior Plan Year election shall remain in force and be fully applicable to the subsequent Plan Year.

2.3
For Plan Years beginning on or after January 1, 2006, an Eligible Employee shall execute a separate Salary Reduction Agreement to defer a portion of his or her Incentive Compensation. The Salary Reduction Agreement shall become effective with respect to the annual Incentive Compensation that may be awarded to the Eligible Employee with respect to a Plan Year if the Eligible Employee’s Salary Reduction Agreement is received by the Company at least six months prior to the end of the performance period (Plan Year) for the Incentive Compensation, or by such earlier date as the Company may establish. An Eligible Employee’s Salary Reduction Agreement to elect to defer Incentive Compensation shall be effective for the Plan Year to which the election relates If an Eligible Employee who is contributing to this Plan does not submit a new Salary Reduction Agreement prior to the beginning of a subsequent Plan Year, the Eligible Employee’s prior Plan Year election shall remain in force and be fully applicable to the subsequent Plan Year.

2.4
Each Salary Reduction Agreement shall specify the percentage of the Eligible Employee’s Compensation to be credited to the Plan in 1% increments. The maximum amount of Compensation that an Eligible Employee may have credited to the Plan for any Plan Year shall be 25% of the Eligible Employee’s Compensation for the Plan Year.

2.5
Either the Pre-2005 Subaccount or the Post-2004 Subaccount, as applicable, of each Eligible Employee shall be credited each year with a Make-Up Contribution equal to (a) the amount that the Company or an Affiliate would have contributed to the Goodrich Savings Plan on behalf of the Eligible Employee for the Plan Year if the Goodrich Savings Plan did not contain IRS Limits, and if the Compensation credited to either the Eligible Employee’s Pre-2005 Subaccount or Post-2004 Subaccount, as applicable, under this Plan had been contributed to the Goodrich Savings Plan, reduced by (b) the maximum amount the Company or an Affiliate could have contributed to the account of the Eligible Employee under the Goodrich Savings Plan for the Plan Year (other than amounts contributed pursuant to an Eligible Employee’s election to defer Compensation into the Goodrich Savings Plan).

An Eligible Employee at all times shall be fully vested in the portion of his or her Book Account which consists of Compensation deferrals and Make-Up Contributions attributable to employer matching contributions. On or after January 1, 2006, an Eligible Employee’s Book Account which consists of Make-Up Contributions attributable to employer discretionary contributions, if any, shall be fully vested after such Eligible Employee has completed three years of Vesting Service.
Any portion of an Eligible Employee’s Book Account attributable to Make-Up Contributions that is not vested upon the Eligible Employee’s Termination Date shall be forfeited and applied to offset future Make-Up Contributions as directed by the Company.

2.6
Amounts credited to the Book Account of an Eligible Employee pursuant to this Article II and amounts deferred by a Key Executives pursuant to an individual deferred compensation agreement shall be credited to the Book Account maintained by the Company for the benefit of the Eligible Employee and/or Key Executive. All amounts credited to the Book Account of an Eligible Employee shall be credited for accounting purposes only and shall remain as part of the general assets of the Company subject to the claims of the Company’s general creditors. Each Eligible Employee and Key Executive shall advise the Committee as to the investment of his or her Book Account by choosing among investment options offered under the Plan. Earnings or losses generated from the investments selected for a Book Account shall be credited or debited to such Book Account. Notwithstanding the foregoing, the Company shall have no obligation to actually invest the amount credited to any Book Account or to purchase any investment option used to measure investment returns on any Book Account.

ARTICLE III. PAYMENT OF PRE-2005 SUBACCOUNT
3.1
Except as otherwise provided in Section 3.2, the Pre-2005 Subaccount of an Eligible Employee shall be paid in cash to the Eligible Employee, or to his or her Beneficiary, in a single lump sum payment 90 days after the Eligible Employee’s Termination Date, or as soon as administratively feasible thereafter.

3.2
Notwithstanding the provisions contained in Section 3.1, an Eligible Employee may elect to have his or her Pre-2005 Subaccount paid in monthly installments over a period of five, ten, or fifteen years, or in a partial lump sum payment followed by installment payments over a period of five, ten, or fifteen years. An election of installment payments shall be made in writing and may be delivered to the Committee at any time up to 15 days before the Eligible Employee’s Termination Date. Installment payments shall commence 90 days after the Eligible Employee’s Termination Date, or as soon as administratively feasible thereafter, and shall continue to be made on a monthly basis for the duration of the period chosen. If the Eligible Employee dies prior to receiving all installment payments, remaining installment payments shall be paid to the Eligible Employee’s Beneficiary in a lump sum. Notwithstanding the foregoing, if an Eligible Employee has a distribution election form on file with the Committee prior to January 1, 2003, such election shall remain in effect unless or until it is changed by the Eligible Employee.

3.3
The determination of the amount of installment payments shall be designed to distribute the entire Pre-2005 Subaccount in a series of substantially similar payments over the installment period chosen by the Eligible Employee. Notwithstanding the foregoing, if an Eligible Employee’s monthly installment payments are estimated to be less than $300 per month as of the date benefits commence, the Committee may shorten the installment period, in increments of five years, until the monthly installment payments are estimated to equal or exceed $300. Notwithstanding the provisions contained in Sections 3.2 and 4.2, if an Eligible Employee’s Book Account is less than $10,000 on the date that installment payments are to commence, the Book Account shall be paid to the Eligible Employee in a single lump sum payment.

3.4
Notwithstanding the foregoing provisions of this Article III and Article IV, if this Plan is terminated within three years after a Change in Control, all Book Accounts under the Plan will be paid to all Eligible Employees or their Beneficiaries in a single lump sum payment as soon as administratively feasible.

3.5	Benefits under this Plan shall be subject to federal, state, and local laws applicable to income tax withholding. Book Account payments shall be reduced by amounts withheld.
ARTICLE IV. PAYMENT OF POST-2004 SUBACCOUNT
4.1
Except as otherwise provided in Section 4.2, the Post-2004 Subaccount of an Eligible Employee who is not a Specified Employee shall be paid in cash to such Eligible Employee, or to his or her Beneficiary, in a single lump sum cash payment within 90 days after the Eligible Employee’s Termination Date. If the Eligible Employee is a Specified Employee, then the payment shall be paid to such Eligible Employee six months after the Eligible Employee’s Termination Date; however, if such payment is to be paid to such Eligible Employee’s Beneficiary, the payment shall be paid within 90 days after the Eligible Employee’s death.

4.2
Notwithstanding the provisions contained in Section 4.1 and except as provided in Section 4.3, an Eligible Employee may elect to have amounts prospectively credited to his or her Post-2004 Subaccount paid in monthly installments over a period of five, ten, or fifteen years. Such installment form of payment is to be treated for all purposes hereunder as a single payment. If the Eligible Employee is not a Specified Employee, then the installment payments shall commence within 90 days after the Eligible Employee’s Termination Date, and shall continue to be made on a monthly basis. If the Eligible Employee is a Specified Employee, then the installment payments shall commence six months after the Eligible Employee’s Termination Date; provided, the first installment payment shall also include an aggregate payment of the first six months of installment payments that otherwise would have already been paid but for the application of this six month delayed distribution commencement period . If the Eligible Employee dies prior to receiving all installment payments, then the remaining installment payments shall be paid to the Eligible Employee’s Beneficiary in a lump sum within 90 days after the Eligible Employee’s date of death.

4.3
An Eligible Employee may change his or her distribution election with respect to all or a portion of his or her Post-2004 Subaccount by filing a distribution election form with the Committee. However, except to the extent permitted under Code Section 409A, a revised distribution election must comply with the following rules:

(a)
The revised distribution election may not accelerate either the time or form of payment. A revised election that does not comply with this rule will be null and void, and will be disregarded by the Plan.

(b)
The revised distribution election may change the form or time of payment and such revised election will be given effect, provided such election does not take effect until 12 months after the date on which the election is made and, except in the case of an election related to payment on account of death or disability, the first payment that is made pursuant to the revised election is deferred for at least five years from the date payment would otherwise have commenced. A revised election that does not comply with these rules will be null and void, and will be disregarded by the Plan.

4.4
The determination of the amount of installment payments shall be designed to distribute the entire Post-2004 Subaccount in a series of substantially similar payments over the installment period chosen by the Eligible Employee. Notwithstanding the provisions contained in Sections 3.2 and 4.2, if an Eligible Employee’s Book Account is less than $10,000 on the date that installment payments are to commence, the Book Account shall be paid to the Eligible Employee in a single lump sum payment within 90 days.

4.5
Notwithstanding the foregoing provisions of Article III and this Article IV, if this Plan is terminated within three years after a Change in Control, all Book Accounts under the Plan will be paid to all Eligible Employees or their Beneficiaries in a single lump sum payment, such payment to be made 12 months following Plan termination.

4.6	Benefits under this Plan shall be subject to federal, state, and local laws applicable to income tax withholding. Book Account payments shall be reduced by amounts withheld.
4.7
Notwithstanding the general distribution election rules under Code Section 409A or the above to the contrary, pursuant to the transaction rules set forth in Treasury regulations promulgated pursuant to Code Section 409A and other IRS guidance issued in connection with Code Section 409A thereto, an Eligible Employee shall be permitted to make a new payment election with respect to the form of payment of the Eligible Employee’s Post-2004 Subaccount, provided, such election (1) is made on or before December 31, 2008, (2) shall apply only to amounts that would not otherwise be payable in 2008, and (3) shall not cause an amount to be paid in 2008, that would not otherwise be payable in such year.

ARTICLE V. AMENDMENT AND TERMINATION
5.1
The Board of Directors of the Company reserves the right to amend this Plan or terminate it at any time; provided, however, that no such amendment or termination shall have the effect of reducing the amount credited to an Eligible Employee’s Book Account prior to such amendment or termination. The Committee may amend the Plan at any time, provided that amendments made by the Committee shall only be valid if the amendments do not materially impact the cost or the nature of the Plan. Notwithstanding the foregoing, the Plan may not be amended or terminated for a period of two years after a Change in Control unless a majority of the Eligible Employees participating in the Plan consent to the amendment or termination.

5.2	In the event of Plan termination, all Book Accounts under the Plan will be paid to all Eligible Employees or their Beneficiaries in a single lump sum payment as soon as administratively feasible.
ARTICLE VI. GENERAL PROVISIONS
6.1
This Plan shall be administered by the Committee, which shall maintain records to enable the Committee to identify Eligible Employees and/or Beneficiaries who are entitled to receive benefits under the Plan and the amount of such benefits.

6.2	The right or interest of any person entitled to a benefit under this Plan shall not be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.
6.3
The establishment of this Plan shall not confer any legal right to an Eligible Employee for continuation of employment, or interfere with the right of the Company to discharge any Eligible Employee or to treat an Eligible Employee without regard to the effect that such treatment may have under this Plan.

6.4	Except to the extent that federal law is controlling, this Plan shall be construed and administered in accordance with the laws of the State of North Carolina.
6.5
Notwithstanding any Plan provisions herein to the contrary and, to the extent applicable, the Plan shall be interpreted, construed and administered (including with respect to any amendment, modification or termination of the Plan) in such a manner so as to comply with the provisions of Code Section 409A and any related Internal Revenue Service guidance promulgated thereunder.

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed this  _____  day of  _____,  _____, to be effective as specified above.

GOODRICH CORPORATION

By:

Its: